Exhibit 10.21

FIRST AMENDMENT TO THE
BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
PENSION PLAN
(Amended and Restated as of January 1, 2016)

Pursuant to Section 11.1 of the Baxter International Inc. and Subsidiaries Pension Plan, as amended and restated effective as of January 1, 2016 (the “Plan”), the Plan is further amended as follows effective as of the date of adoption:

1.	Effective as of January 1, 2016, a new Section 4.6 is added to Article IV of the Plan to read as follows:

“4.6Deferral of Payment Date.  Notwithstanding the foregoing, a Participant who is entitled to a benefit under any of the foregoing provisions of this Article IV may elect to defer the Payment Date to not later than the latest date permitted by Section 7.5(c).  A Participant who does not file a retirement application electing to retire on the Payment Date specified in the applicable provision of this Article IV will be deemed to have elected to defer his Payment Date until the date specified on an application that he subsequently files, and if he does not file a subsequent application, he will be deemed to have elected to defer his Payment Date until the latest date permitted by Section 7.5(c).”

2.

Effective as of January 1, 2016, Section 7.5 is amended by revising the first sentence of to read as follows:  “Unless a Participant otherwise elects (or is deemed to elect pursuant to Section 4.6), payment of benefits under the Plan to a Participant will commence not later than the sixtieth day after the end of the Plan Year in which the Participant attains his Normal Retirement Date or incurs a Termination of Employment, whichever occurs later.”  In addition, Section 7.5 is further amended by adding a new subsection (d) to the end of said Section to read as set forth below:

“(d)

Inability to Locate Participants and Beneficiaries.  In the event that the Administrative Committee is unable after a reasonable effort to locate a Participant or Beneficiary to whom a benefit is due by the date as of which payment is required to commence pursuant to the applicable provision of this Section  7.5, such benefit shall be forfeited as of the day immediately preceding the date on which payment is required to commence; provided that if such Participant or Beneficiary subsequently makes an application for such benefit, the forfeited benefit shall be restored, with appropriate adjustments.  Nothing contained herein shall be construed to preclude the Administrative Committee from using any other method permitted by applicable law to satisfy the Plan’s obligations to a missing Participant or Beneficiary, including use of the Pension Benefit Guaranty Corporation Missing Participant Program, if applicable.”

3.	Effective as of the date of adoption, Section 8.11 of the Plan is amended in its entirety to read as follows:

“8.11Correction of Errors.  In the event that the Administrative Committee discovers that an error has been made in the calculation of a benefit, it will correct the error as soon as is administratively feasible.  In the event of an underpayment, the Administrative Committee will either pay the amount of the underpayment in a single sum or will increase future monthly payments to the extent necessary to pay the underpayment within a reasonable period of time, with interest at a reasonable rate not less than the interest rate specified in Section 2.2(a)(ii).  If an overpayment was made, the Committee will reduce future monthly payments, either to the Participant or his Beneficiary or both, to the extent necessary to recover the overpayment within a reasonable period of time.  If an overpayment cannot be recovered in a reasonable period of time through offsetting future benefits, including without limitation an overpayment made in a Lump Sum or a payment erroneously made after the death of a Participant or Beneficiary where no further benefits are payable, the Administrative Committee may exercise such other legal or equitable remedies as the Plan may have, including filing suit for reimbursement of the overpayment; provided, that if the Administrative Committee determines that the expense or burden of seeking recovery would be greater than the likely recovery, it may exercise discretion in determining not to pursue a recovery.  Each Participant, Beneficiary or other person who receives an overpayment shall be deemed to hold such overpayment in trust for the Plan, and the Plan may recover such overpayment by an appropriate action in law or equity to the maximum extent permitted by law or equity.”

4.

Effective as of January 1, 2008 (except that the parenthetical phrase beginning “determined by not taking into account” in Section 131.13(c)(ii) shall be effective as of January 1, 2015), Section 13.13 of the Plan is amended in its entirety to read as follows:

“13.13Funding-Based Limitations on Benefits.  Notwithstanding any other provision of the Plan to the contrary, effective January 1, 2008, the following limitations shall apply, as and to the extent required by the Pension Protection Act of 2006.  This Section shall be interpreted and applied consistent with Code Section 436, Treas. Reg. §1.436-1 and any other guidance issued thereunder.

(a)	Unpredictable Contingent Event Benefits

In accordance with Code Section 436(b), an “unpredictable contingent event benefit” (hereinafter defined) to which a Participant would otherwise be entitled during any Plan Year shall not be provided to such Participant if the Plan’s AFTAP for any Plan Year:

(i)	is less than 60%; or
(ii)	would be less than 60% taking into account the event for which such benefit is payable.

The preceding sentence shall cease to apply with respect to any Plan Year, effective as of the first day of such Plan Year, upon payment by the Company of a contribution (in addition to any minimum required contribution under Code Section 430) equal to: (A) in the case of subparagraph (i), the amount of the increase in the funding target of the Plan (under Code Section 430) for the Plan Year attributable to the event for which such benefit is payable; or (B) in the case of subparagraph (ii), the amount sufficient to result in a ‘AFTAP’ (as defined in Code Section 436) of 60%.

Notwithstanding the foregoing, any payments restricted under this paragraph shall not automatically resume upon the date on which such payments are no longer restricted, but shall resume only upon adoption of a Plan amendment that otherwise meets the requirements of this Section.

For purposes of this Section 13.13, an unpredictable contingent event benefit means any benefit or increase in benefits to the extent the benefit or increase would not be payable but for the occurrence of an unpredictable contingent event. For this purpose, an unpredictable contingent event means a plant shutdown (whether full or partial) or similar event, or an event (including the absence of an event) other than the attainment of any age, performance of any service, receipt or derivation of any compensation, or the occurrence of death or disability, as more fully set forth in Treas. Reg. §1.436-1(j)(9).

(b)	Plan Amendments Increasing Liability for Benefits

In accordance with Code Section 436(c), an amendment to the Plan which would have the effect of increasing the Plan’s liabilities by increasing benefits, establishing new benefits, changing the rate of benefit accrual or changing a vesting formula, may not take effect during any Plan Year in which the Plan’s AFTAP:

(i)	is less than 80%; or
(ii)	would be less than 80% taking into account such amendment.

The preceding sentence shall cease to apply with respect to any Plan Year, effective as of the first day of such Plan Year (or if later, the effective date of the amendment), upon payment by the Company of a contribution (in addition to any minimum required contribution under Code Section 430)) equal to: (A) in the case of subparagraph (i), the amount of the increase in the funding target of the Plan (under Code Section 430) for the Plan Year attributable to the amendment; or (B) in the case of subparagraph (ii), the amount sufficient to result in an AFTAP of 80%.  Notwithstanding the foregoing, this paragraph shall not apply to an amendment providing for an increase in benefits under a formula which is not based on a Participant’s Compensation, but only if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of all Participants subject to the amendment.

Notwithstanding the foregoing, any amendments restricted under this paragraph shall not automatically take effect upon the date on which such amendments are no longer restricted, but shall resume only upon the adoption of an additional Plan amendment that otherwise meets the requirements of this Section.

(c)	Accelerated Benefit Distributions
(i)	In accordance with Code Section 436(d)(1), in any case in which the Plan’s AFTAP for a Plan Year is less than 60%, the Plan may not pay any

“prohibited payment” (as defined in subparagraph (iv) below) after the valuation date for the Plan Year.
(ii)

In accordance with Code Section 436(d)(2), during any period in which the Company is a debtor in a case under Title 11 of the United States Code, or similar Federal or State law, the Plan shall not pay any prohibited payment.  The preceding sentence shall not apply on or after the date on which the enrolled actuary of the Plan certifies that the AFTAP of such Plan (determined by not taking into account any adjustment of segment rates pursuant to Code Section 430(h)(2)(C)(iv)) is not less than 100%.

(iii)

In accordance with Code Section 436(d)(3), in any case in which the Plan’s AFTAP for a Plan Year is 60% or greater but less than 80%, the Plan shall not pay any prohibited payment after the valuation date for the Plan Year to the extent the amount of the payment exceeds the lesser of: (A) 50% of the amount of the payment which could be made without regard to the limits in Code Section 436(d)); or (B) the present value (determined under guidance prescribed by the Pension Benefit Guaranty Corporation, using the interest and mortality assumptions under Code Section 417(e)) of the maximum guarantee with respect to the Participant under ERISA Section 4022.  In addition to the foregoing restriction as to payment amount, only one prohibited payment meeting the requirements of this paragraph may be made with respect to any Participant during any period of consecutive Plan Years to which the limitations under subparagraph (i) or (ii) of this paragraph apply.  For purposes of the foregoing, a Participant and any Beneficiary on his behalf (including an alternate payee, as defined in Code Section 414(p)(8)) is treated as one Participant.  As a result, if the Participant’s Accrued Benefit is allocated to an alternate payee and one or more other persons, the amount under this subparagraph shall be allocated among such persons in the same manner as the Accrued Benefit is allocated, unless a QDRO provides otherwise.

A Participant or Beneficiary who elects an optional form of benefit that is not available as of the Participant’s Annuity Starting Date (as defined for all purposes of this Section 13.13 pursuant to Treas. Reg. §1.436-1(j)(2)) due to the application of this subparagraph shall have the option either (A) to defer payment to a later date (to the extent permitted under the Plan); or (B) to bifurcate the benefit into restricted and unrestricted portions.  If the Participant elects to bifurcate payment of the benefit, with respect to the unrestricted portion, the Participant may elect any optional form of benefit then available under the Plan and, with respect to the restricted portion, the Participant may elect any optional form of benefit then available under the Plan that is not a prohibited payment.  For purposes of this subparagraph, the “unrestricted portion” of the benefit is the lesser of (A) 50% of the benefit; or (B) the portion of the benefit that has a present value equal to the Pension Benefit Guaranty Corporation guarantee amount described in Treasury Regulation Section 1.436-(1)(d)(3)(iii)(C).  Notwithstanding the

foregoing, the form of a Participant’s benefit that had commenced while the restriction under this paragraph applied shall not be adjusted to another form of payment on or after the date on which such payments are no longer restricted.

(iv)

For purposes of this paragraph, a “prohibited payment” shall mean (A) any amount that the Participant elects to have paid in a lump sum pursuant to Section 7.2(d) or any Supplement (but not any amount paid as a lump sum pursuant to Section 7.3)), (B) any other payment in excess of the monthly amount paid under a life only annuity (plus any social security supplements paid in accordance with Code Section 411(a)(9)) to any Participant or Beneficiary whose annuity starting date (as defined in Code Section 417(f)(2)) occurs during a limitation period described in subparagraph (i) or (ii); (C) any payment for the purchase of an irrevocable commitment from an insurer to pay benefits; or (D) any other payment specified in the Treasury Regulations, all as set forth in Treas. Reg. §1.436-1(j)(6).

(d)	Future Benefit Accruals

In accordance with Code Section 436(e), in any case in which the Plan’s AFTAP for a Plan Year is less than 60%, benefit accruals under the Plan shall cease as of the valuation date for the Plan Year.  The preceding sentence shall cease to apply with respect to any Plan Year, effective as of the first day of such Plan Year, upon payment by the Company of a contribution (in addition to any minimum required contributions under Code Section 430) equal to the amount sufficient to result in an AFTAP of 60% or more.  Notwithstanding the foregoing, benefit accruals shall not automatically resume upon the date on which benefit accruals are no longer restricted, but shall resume only upon adoption of a Plan amendment that otherwise meets the requirements of this Section.

(e)

Notice Requirement.  The Administrator shall provide written notice to all Participants and Beneficiaries in accordance with Section 101(j) of ERISA within 30 days after the Plan becomes subject to the limitations described in Section 13.13(a) or (c) or if the limitation described in Section 13.13(d) applies, within 30 days the date on which the AFTAP is determined (or presumed) to be less than 60%.

(f)	Definition and Calculation of AFTAP. For all purposes of this Section 13.13:
(i)

“AFTAP” for a Plan Year shall mean the fraction (expressed as a percentage), the numerator of which is the adjusted plan assets for the Plan Year and the denominator of which is the adjusted funding target for the Plan Year, calculated in accordance with Treas. Reg. §1.436-1(j)(1).

(ii)

A “436 measurement date” shall mean the date used to determine the dates as of which certain of the restrictions set forth in this Section 13.13 begin or cease to apply, as determined under Treas. Reg. §1.436-1(j)(8).

(iii)

The Plan’s AFTAP for each Plan Year shall be certified by the Plan’s enrolled actuary in accordance with Treas. Reg. §1.436-1(h)(4).  During certain periods, the Plan’s presumed AFTAP shall be determined using the following presumptions, all as determined pursuant to Treas. Reg. §1.436-1(h):

(A)	The Plan’s AFTAP for one Plan Year shall be presumed to be its AFTAP for the following Plan Year until the AFTAP is certified for the following Plan Year, except as provided below.
(B)

If the Plan’s AFTAP has not been certified for a Plan Year by April 1 of such Plan Year, then its AFTAP shall be presumed to be its AFTAP for the preceding Plan Year reduced by 10 percentage points until its AFTAP for the current Plan Year is certified.

(C)	If the Plan’s AFTAP has not been certified by October 1 of a Plan Year, it shall be presumed to be less than 60%.
(D)

During any period during which a presumed AFTAP is in effect, this Section 13.13 shall be applied as if the presumed AFTAP were the Plan’s actual AFTAP, subject to the special rules set forth in Treas. Reg. §1.436-1(g).

(iv)

Notwithstanding the foregoing, pursuant to Section 203(a)(2) of the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 (“PRA 2010”), for purposes of (A) the limitation on benefit accruals under Section 13.13(d) and (B) the application of the limitations on prohibited payments under Section 13.13(c) to payments under a social security leveling option, the AFTAP for a Plan Year beginning on or after October 1, 2008, and before October 1, 2010, is the greater of the AFTAP for that Plan Year, determined without regard to section 203(a)(2) of PRA 2010, or the AFTAP for the Plan Year beginning after October 1, 2007, and before October 1, 2008.

(g)	Special Rules.
(i)

In the event of a termination of the Plan, any restrictions that were in effect immediately prior to the termination shall continue to apply, except that the limitations on prohibited payments pursuant to Section 13.13(c) shall not apply to prohibited payments that are made to carry out the termination of the Plan in accordance with applicable law.

(ii)	In any Plan Year in which one of the limitations set forth in this Section 13.13 would otherwise apply, the Company may avoid such limitations either by electing to reduce the Plan’s prefunding balance or funding standard carryover balance, or by making additional contributions, in accordance with and subject to Treas. Reg. §1.436-1(f).”
5.

Effective January 1, 2017, Section I.e of Supplement J to the Plan is amended by striking the phrase “the lesser of” and substituting the phrase “the least of” in the introductory language, and adding a new subsection iii to the end of said Section to read as follows:

“iii.	The monthly average of the third segment rate under Code Section 430(h) for the August preceding the applicable Plan Year.”

6.Except as otherwise provided herein, the Plan shall remain in full force and effect.

[Signature on Following Page]

Exhibit 10.21

IN WITNESS WHEREOF, this First Amendment is adopted this 21st day of December, 2016.

BAXTER INTERNATIONAL INC. ADMINISTRATIVE COMMITTEE

By: /s/ Salvatore Dadouche___________

Salvatore Dadouche

Administrative Committee Member

[Signature Page for First Amendment to Baxter International Inc. and Subsidiaries Pension Plan]